Exhibit 5.1

                       KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                919 THIRD AVENUE

                           NEW YORK, N.Y. 10022 - 3852


   TEL (212) 715-9263                                           47, Avenue Hoche
   FAX (212) 715-8263                                             75008 Paris
                                                                    France


                                                      October 30, 2000

Atlantic Technology Ventures, Inc.
150 Broadway
Suite 1009
New York, NY 10038

                           Registration Statement on Form S-3
                           ----------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to Atlantic Technology Ventures, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to the registration for resale under the Securities Act of 1933, as amended (the "Act"), of (1) 1,379,312 shares of the Company's common stock (the "Conversion Shares") issuable by the Company to the selling stockholders named in the Registration Statement upon conversion of shares of the Series B preferred stock, par value $.001 per share, of the Company issued to the selling stockholders (the "Series B Preferred Shares") and (2) 270,000 shares of the Company's common stock issuable by the Company to the selling stockholders upon the exercise of the Warrants issued to the selling stockholders (the "Warrant Shares"; together with the Conversion Shares, the "Securities").

                  In connection with the registration of the Securities, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and
(iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied (i) on certificates of public officials and (ii) as to matters of fact, on statements and certificates of officers and representatives of the Company.

                  Based upon the foregoing, we are of the opinion that: (1) upon conversion of the Series B Preferred Shares in accordance with the Certificate of Designations of the Series B preferred stock, the Conversion Shares will be validly issued, fully paid and non-assessable, and (2) upon issuance of the Warrant Shares in accordance with the terms of the stock purchase warrants pursuant to which the Warrant Shares are issuable, the Warrant Shares will be validly issued, fully paid and non-assessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,


                                         /s/ Kramer Levin Naftalis & Frankel LLP